                                                       Registration No. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                SCANSOURCE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

      South Carolina                                              57-0965380
(State or Other Jurisdiction of                                (I.R.S. Employer
Incorporation or Organization)                               Identification No.)


                                                        Jeffery A. Bryson
                                                     Chief Financial Officer
     6 Logue Court, Suite G                           6 Logue Court, Suite G
Greenville, South Carolina 29615                Greenville, South Carolina 29615
         (864) 288-2432                                   (864) 288-2432

  (Address, Including Zip Code, and      (Name, Address, Including Zip Code, and
Telephone Number, Including Area Code,   Telephone Number, Including Area Code,
of Registrant's Principal Executive      of Agent for Service)
Offices)

                                    Copy To:

                              William S. McMaster
                       Nexsen Pruet Jacobs & Pollard, LLP
                          1441 Main Street, Suite 1500
                         Columbia, South Carolina 29201

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] _____________________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________________________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


                                        CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------


                                         Amount to      Proposed Maximum      Proposed Maximum       Amount of
 Title of Each Class of Securities           be        Offering Price Per    Aggregate Offering    Registration
          to be Registered               Registered         Unit (1)              Price (1)             Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock                             154,579           $ 20.57              $ 3,179,690           $ 939
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant's Common Stock reported on the Nasdaq National Market on April 24, 1998.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 154,579 Shares

                                SCANSOURCE, INC.

                                  Common Stock


     This Prospectus relates to the public offering that may be made from time to time of up to 154,579 shares (the "Shares") of common stock, no par value per share (the "Common Stock"), of ScanSource, Inc., a South Carolina corporation (the "Company"), by, or for the accounts of, the holders thereof (collectively, the "Selling Shareholders"). See "Selling Shareholders."


     The Shares were issued by the Company in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "!933 Act") and applicable state securities laws. Of the Shares, (i) an aggregate of 94,871 were issued by the Company in January 1998 to two individuals in connection with the Company's acquisition of companies owned by such individuals, and (ii) 59,708 were issued by the Company in February 1998 to two individuals in connection with the Company's acquisition of a company owned by such individuals.


     The Selling Shareholders have advised the Company that they intend to sell the Shares offered hereby from time to time in the over-the-counter market, including ordinary broker's transactions, in privately negotiated transactions, or through sales to one or more dealers for resale of such Shares as principals, at prevailing market prices at the time of sale, prices related to such prevailing market prices, or at negotiated prices satisfactory to the Selling Shareholders, or in any combination thereof. Until such time as the Shares are eligible for public sale by the Selling Shareholders under Rule 144 or Rule 145 under the 1933 Act, the Registration Statement of which this Prospectus forms a part must be current at the time any Selling Shareholder makes any public sale of Shares. See "Plan of Distribution."


     The Common Stock is traded under the Nasdaq symbol "SCSC." On April 24, 1998, the last sale price of the Common Stock as reported on the Nasdaq National Market was $ 20.75 per share.


      The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. By agreement with the Selling Shareholders, the Company has agreed to pay all of the expenses of registering the Shares offered hereby (other than any underwriter or selling agent's discounts and commissions and fees and costs of legal counsel or other advisors to the Selling Shareholders). See "Selling Shareholders."


                THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" ON PAGES 3 THROUGH 6.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is April    , 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement," which term shall include all amendments thereto) under the 1933 Act with respect to the securities offered hereby. This Prospectus, filed as part of that Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions having been omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the securities offered by this Prospectus and such omitted information, reference is made to the Registration Statement, including any and all exhibits and amendments thereto, which Registration Statement may be inspected and copied in the manner and at the sources described below. Statements contained in this Prospectus concerning the provisions of any document filed as an exhibit are of necessity brief descriptions thereof and are not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by this reference.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at its regional offices located in Chicago, Illinois and New York, New York. Please call the Commission at 1-800-SEC-0330 for more information on these public reference rooms. Copies of such material, including the Registration Statement, can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet web site at "http://www.sec.gov" that contains reports, proxy and other information statements and other information regarding companies, such as the Company, that file electronically with the Commission The Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents, filed with the Commission by the Company under the Exchange Act, are incorporated by reference into this Prospectus:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997;

     (c) The Company's Current Reports on Form 8-K dated December 10, 1997, January 9, 1998 and February 20, 1998; and

     (d) The description of the Company's Common Stock contained in the Company's Form 8-A filed with the Commission on February 24, 1995, which Form 8-A incorporated by reference the description of the Company's capital stock contained in the Company's Registration Statement on Form SB-2 (File No. 33-75026A) initially filed with the Commission on February 7, 1994.

     All other reports and documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and shall be deemed a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of the above documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available upon written or oral request, without charge, from the Company, 6 Logue Court, Suite G, Greenville, South Carolina 29615, telephone:
(864) 288-2432, Attention: Jeffery A. Bryson.

                                  THE COMPANY

     ScanSource, Inc. ("ScanSource" or the "Company") is a leading value-added wholesale distributor of specialty technology products exclusively to resellers. The Company primarily distributes automatic-identification ("Auto-lD") and point-of-sale ("POS'') products which interface with computer systems used to automate the collection, processing, and communication of information for commercial and industrial applications, including retail sales, distribution, shipping, inventory control, materials handling, and warehouse management. The Company currently markets approximately 8,200 products from over 40 hardware and software vendors from its central warehouse in Memphis, Tennessee to approximately 6,700 reseller customers in the U.S. and Canada. From fiscal 1994 to fiscal 1997, the Company's net sales increased at an 80.1% compound annual rate to $93.9 million, while operating income increased at a 91.9% compound annual rate to $4.6 million.

     The Company's vendors include most of the leading Auto-ID and POS manufacturers, including Cherry Electrical, Cognitive Solutions, Datamax, Eltron, Epson America, IBM, Intermec, Ithaca Peripherals, Metrologic, Micro-Touch Systems, MMF Cash Drawer, Monarch Marking Systems, Percon, PSC, Spectra-Physics, StrandWare, Symbol Technologies, and Zebra Technologies. In addition to distributing Auto-lD and POS products, the Company entered into an agreement with Lucent Technologies, Inc. in February 1997 for the distribution of telephony products, including PBXs, key systems, telephone handsets, cabling, and voice mail.

     The Company's objective is to be a comprehensive source of specialty technology products and value-added services for resellers. The Company's business model features a sophisticated information system, streamlined management, and centralized distribution enabling it to achieve the economies of scale necessary for cost-effective order fulfillment. In addition, the Company offers significant value-added services such as pre- and post-sale technical support, bundling of separate product assortments into solution kits, applications programming, systems integration, and project management services. The Company believes that its value-added services and targeted marketing programs provide it with significant competitive advantages and distinguish it from conventional wholesale distributors engaged primarily in order fulfillment.

     The Company's principal executive offices are located at 6 Logue Court, Suite G, Greenville, South Carolina 29615. The Company's telephone number is
(864) 288-2432.


                                  RISK FACTORS

     The securities offered hereby involve a high degree of risk. Each prospective investor should carefully consider the following risk factors inherent in, and affecting the business of, the Company and this Offering before making an investment decision.

     Dependence on Vendors and Product Supply. The Company's future success is highly dependent on its relationships with vendors. Sales of products from the Company's ten largest vendors accounted for 75.4% and 73.2% of net sales for fiscal 1997 and fiscal 1996, respectively. Sales of products from the Company's two largest vendors, Symbol Technologies and IBM Corporation, accounted for 17.2% and 14.1%, respectively, of net sales for fiscal 1997, and 20.3% and 9.4%, respectively, of net sales for fiscal 1996. From time to time, the Company experiences shortages in availability of some products from vendors. The Company's business is largely dependent upon the terms provided by its vendors. The Company's vendor agreements generally contain provisions for periodic renewals and for termination by the vendor without cause and typically upon short notice. Some of the Company's vendor agreements require minimum purchase amounts or the maintenance of a representative assortment of the vendor's full line of products. Such contract provisions could increase the Company's working capital requirements. Although the Company believes its vendor relationships are good, there can be no assurance that the Company's vendor relationships will continue as currently in effect. The loss or deterioration of the Company's relationship with a major vendor, the authorization by vendors of additional wholesale distributors, or the failure by the Company to establish good relationships with major new vendors could have a material adverse effect on the Company's business, financial condition, and results of operations.

     As is typical in its industry, the Company receives volume discounts and certain credits for market development from most of its vendors. These volume discounts directly affect the Company's gross profits. In addition, credits for market development are typically used to offset a portion of the Company's sales and marketing expenses. The Company is also dependent, in part, upon vendor financing for working capital requirements. No assurance can be given that vendor financing will continue to be available to the Company on satisfactory terms and conditions, if at all. Any change in the availability of these discounts or credits or the failure of the Company to obtain vendor financing on satisfactory terms and conditions could have a material adverse effect on the Company's business, financial condition, and results of operations.

     Competition.   The markets in which the Company operates are highly
competitive. Competition is based primarily on factors such as price, product availability, speed and accuracy of delivery, effectiveness of sales and marketing programs, credit availability, ability to tailor specific solutions to customer needs, quality and breadth of product lines and services, and availability of technical and product information. The Company's competitors include regional and national wholesale distributors, as well as hardware manufacturers (including most of the Company's vendors) that sell directly to resellers and to end-users. In addition, the Company competes with master resellers which sell to franchisees, third-party dealers, and end-users. Certain of the Company's current and potential competitors have significantly greater financial, technical, marketing, and other resources than the Company and may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Additional competition could result in price reductions, reduced margins, and loss of market share by the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that future competitive pressures will not materially and adversely affect its business, financial condition, and results of operations.

     Managing Growth; Risk of Entering New Markets.   The rapid growth of the
Company's business has required it to make significant additions in personnel and has increased its working capital requirements. Such growth has resulted in new and increased responsibilities for management and has placed significant strain upon the Company's management, operating, financial, and technical resources. There can be no assurance that this strain will not have a material adverse effect on the Company's business, financial condition, and results of operations, nor can there be any assurance that the Company will be able to attract or retain competent personnel and improve its operational systems sufficiently to support the expansion of its operations. The Company's business requires significant levels of working capital to finance accounts receivable and product inventory that is not financed by its vendors. The Company may in the future require additional equity or debt financing to support its increased working capital needs in connection with any expansion of its business. Such financing may not be available on terms that are favorable to the Company, if at all. Also crucial to the Company's success will be its ability to achieve additional economies of scale in order to sustain its operating margins. There can be no assurance that the Company will be able to obtain adequate working capital or achieve such economies of scale, and the failure to do so could have a material adverse effect on the Company's business, financial condition, and results of operations.

     The Company's growth strategy also anticipates the entry into new product markets in which the Company has had little or no prior experience, such as its recent entry into the telephony market. The Company's distribution agreement with Lucent Technologies restricts its rights to sell certain telephony products manufactured by Lucent's competitors, which could impair the Company's competitive position in this market. Expansion of the Company's existing product markets or entry into new product markets could divert the use of the Company's resources and systems, require additional resources that might not be available, result in new or more intense competition, require longer implementation times or greater start-up expenditures than anticipated, or otherwise fail to achieve the desired results in a timely fashion, if at all. There can be no assurance, therefore, that the Company will be able to expand its existing markets or compete successfully in any new product markets. The Company's ability to manage successfully its growth will require continued enhancement of its operational, management, and financial resources and controls. The Company's failure to manage effectively its growth could have a material adverse effect on the Company's business, financial condition, and results of operations.

     Risks of Potential Acquisitions.   The Company's growth strategy includes
expanding its business through strategic acquisitions and investments in complementary businesses. In this regard, the Company recently completed the acquisition of ProCom Supply Corporation, a wholesale distributor of telephony products headquartered in San Diego, California (September 1997), Kingtron Corporation d/b/a POS ProVisions (USA) and P.O.S. ProVisions, Ltd., two wholesale distributors of point of sale products with offices in Washington, Ontario and British Columbia (January 1998), and The CTI Authority , Inc., a wholesale distributor of computer telephony integration products headquartered in New Jersey (February 1998). Other than these acquisitions, the Company has not had significant acquisition or investment experience, and there can be no assurance that the Company will be able to successfully identify additional suitable acquisition or investment candidates, complete acquisitions, or integrate acquired businesses into its operations. Acquisitions and investments involve numerous risks, including difficulties in the assimilation of the operations, services, products, vendor agreements, and personnel of the acquired company, the diversion of management's attention and other resources from other business concerns, entry into markets in which the Company has little or no prior experience, and the potential loss of key employees, customers, or contracts of the acquired company. Acquisitions and investments could also conflict with restrictions in the Company's distribution agreements with existing vendors, such as Lucent Technologies. The Company is unable to predict whether or when any prospective acquisition or investment candidate will become available or the likelihood that any acquisition or investment will be completed or successfully integrated. The Company's failure to successfully manage any potential acquisitions or investments in complementary businesses could have a material adverse effect on the Company's business, financial condition, and results of operations.

     Quarterly Fluctuations in Net Sales and Operating Results.   Net sales and
operating results may fluctuate quarterly as a result of demand for the Company's products and services, the introduction of new hardware and software technologies, the introduction of new services by the Company and its competitors, changes in manufacturers' prices or price protection policies, changes in freight rates, disruption of warehousing or shipping channels, changes in the level of operating expenses, the timing of major marketing or other service projects, product supply shortages, inventory adjustments, changes in product mix, entry into new product markets, the timing of acquisitions or investments, difficulty in maintaining margins, and general competitive and economic conditions. In addition, a substantial portion of the Company's net sales in each quarter results from orders booked in such quarter. Accordingly. the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. It is possible that in certain future periods, the Company's operating results may be below the expectations of public market analysts and investors. In such event, the market price of the Common Stock would likely be materially and adversely affected.

     Risks Associated with Inventory Management.   The Company's business, like
that of other wholesale distributors, is subject to the risk that the value of its inventory will be adversely affected by price reductions by manufacturers or by technological changes affecting the usefulness or desirability of its products inventory. It is the policy of most manufacturers of specialty technology products to protect distributors such as the Company from the loss in value of inventory due to technological change or reductions in the manufacturers' prices. Under the terms of most of the Company's agreements, vendors will generally credit the Company for inventory losses resulting from the vendor's price reductions if the Company complies with certain conditions. In addition, generally under such agreements, the Company has the right to return for credit or exchange for other products a portion of its slow moving or obsolete inventory items within designated periods of time. There can be no assurance that, in every instance, the Company will be able to comply with all necessary conditions or manage successfully such price protection or stock rotation opportunities, if available. Also, a manufacturer which elects to terminate a distribution agreement generally will repurchase its products carried in inventory. These industry practices are sometimes not included in written agreements and do not protect the Company in all cases from declines in inventory value, excess inventory, or product obsolescence. There can be no assurance that manufacturers will continue such practices or that the Company will be able to manage successfully its existing and future inventories. Historically, the Company has not experienced losses due to obsolete inventory materially in excess of established inventory reserves. Significant declines in inventory value in excess of established inventory reserves or dramatic changes in prevailing technology could have a material adverse effect on the Company's business, financial condition, and results of operations.

     Dependence on Senior Management.   The success of the Company is largely
dependent on the skills, experience and efforts of its senior management, particularly Steven H. Owings, Chairman and Chief Executive Officer, Michael L. Baur, President, and Jeffery A. Bryson, Chief Financial Officer. The Company has entered into employment agreements with each of Messrs. Owings, Baur, and Bryson, which expire on June 30, 1999. The Company also has obtained "key person" insurance policies on the lives of Mr. Owings and Mr. Baur, each in the amount of $1.0 million. The loss of services of any of these named individuals could have a material adverse effect on the Company's business, financial condition, and results of operations.

     Dependence on Centralized Functions.   The Company currently distributes
products from a single warehouse located in Memphis, Tennessee and manages its operations through a single information system based in Greenville, South Carolina. Repair, replacement, or relocation of such centralized functions could be costly or untimely. Although the Company has business interruption insurance, an uninsurable loss from electrical or telephone failure, fire or other casualty, or other disruption could have a material adverse effect on the Company's business, financial condition, and results of operations. The Company's use of a single warehouse also makes the Company more vulnerable to dramatic changes in freight rates than a competitor with multiple. geographically dispersed warehouse sites. Losses in excess of insurance coverage, an uninsurable loss, or changes in freight rates could have a material adverse effect on the Company's business, financial condition, and results of operations.

     Dependence on Third-Party Shippers.   The Company presently ships virtually
all products from Memphis, Tennessee by Federal Express or United Parcel Service. Changes in shipping terms, or the inability of these third-party shippers to perform effectively (whether as a result of mechanical failure, casualty loss, labor stoppage, other disruption, or any other reason), could have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance that the Company can maintain favorable shipping terms or replace such shipping services on a timely or cost-effective basis.

     Risks Associated with Extensions of Credit.   As a marketing enhancement,
the Company offers unsecured and secured credit terms for qualified resellers. Historically, the Company has not experienced losses from write-offs materially in excess of established reserves. While the Company evaluates resellers' qualifications for credit and monitors its extensions of credit, defaults by resellers in timely repayment of these extensions of credit could have a material adverse effect on the Company's business, financial condition, or results of operations.

     Potential "Year 2000" Problems. It is possible that the Company's currently installed computer systems, software products or other business systems, or those of the Company's vendors or resellers, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates in the years 1999, 2000 or thereafter without error or interruption (commonly known as the "Year 2000" problem). The Company has conducted a review of its business systems, including its computer systems, and is querying its vendors and resellers as to their progress in identifying and addressing problems that their computer systems may face in correctly processing date information as the year 2000 approaches and is reached. However, there can be no assurance that the Company will identify all such Year 2000 problems in its computer systems or those of its vendors or resellers in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. The expenses of the Company's efforts to identify and address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company's business, financial condition, and results of operations. In addition, the purchasing patterns of existing and potential customers may be affected by Year 2000 problems, which could cause fluctuations in the Company's sales volumes.

     Possible Volatility of Stock Price.   The market price of the Common Stock
may be subject to wide fluctuations in response to quarterly variations in operating results, general market movements, and other events or factors. In addition, in recent years the stock markets in general, and technology-related stocks in particular, have experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock.

     Anti-Takeover Effects of Preferred Stock and Other Provisions.   The Board
of Directors has the authority to issue up to 3,000,000 shares of Preferred Stock and to determine the price, rights, preferences, and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. Issuance of additional shares of Common Stock or Preferred Stock could also result in the dilution of the voting power of the Common Stock purchased in this offering. In addition, the Board of Directors is authorized by the Articles of Incorporation to consider all relevant factors, including the effect on employees, customers, vendors, and other constituencies, and the future value of the Company as a going concern, in evaluating any proposed tender offer, merger, sale of assets, or similar extraordinary transaction. Such authority of the Board of Directors may tend to discourage attempts by third parties to acquire the Company and may adversely affect the price that a potential purchaser would be willing to pay for the Common Stock.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.


                              SELLING SHAREHOLDERS

     In connection with the transactions pursuant to which the Shares were issued to the Selling Shareholders, the Company granted certain registration rights to each of the Selling Shareholders whereby the Company is obligated to file one or more registration statements with respect to the Shares set forth opposite such Selling Shareholder's name under the column heading "Shares Offered Hereby" in the table below. The Registration Statement of which this Prospectus forms a part is filed by the Company pursuant to the exercise of such registration rights by each of the Selling Shareholders. In the grant of such registration rights, the Company has agreed to pay all of the expenses of registering the Shares offered hereby (other than any underwriter or selling agent's discounts and commissions and fees and costs of legal counsel or other advisors to the Selling Shareholders).

     The following information has been provided to the Company by the Selling Shareholders, including the number of shares of Common Stock beneficially owned by the Selling Shareholders and the number of Shares being offered for the account of the Selling Shareholders pursuant to this Prospectus. Except as set forth in the notes to the table below, none of the Selling Shareholders has held a position or office, or otherwise had a control relationship, with the Company within the past three years.

                                                                                          Beneficially Owned After the
                                            Shares Beneficially          Shares                      Offering
                                            Owned Prior to the           Offered
  Name of Selling Shareholder                  Offering(1)                Hereby         Shares(2)          Percentage(3)
----------------------------------        -----------------------       ----------     -------------      -----------------
Bruce E. Bean.........................           179,487 (4)              87,179          92,308                1.73%
Sandra Rivera.........................           119,415 (5)              29,854          89,561                1.68
Michael Stahl.........................           119,415 (5)              29,854          89,561                1.68
Greg S. Vance.........................            41,026 (6)               7,692          33,334                 *

-----------------------
*    Amount represents less than 1.0 percent.
(1) Beneficial ownership reflected in the table is determined in accordance with the rules and regulations of the Commission and generally includes voting or investment power with respect to securities. Except as otherwise specified, each of the shareholders named in the table has indicated to the Company that such shareholder has sole voting and investment power with respect to all shares of Common Stock beneficially owned by that shareholder.
(2)  Assumes that all of the Shares offered hereby are sold.
(3) Percentage ownership is calculated on the basis of 5,347,760 outstanding shares of Common Stock on April 20, 1998.
(4) The Shares were issued by the Company to Mr. Bean on January 9, 1988 as consideration in a merger of Kingtron Corporation d/b/a POS ProVisions
     (USA), wholly-owned by Mr. Bean, with and into a wholly-owned subsidiary of the Company. Following the acquisition of Kingtron Corporation, Mr. Bean joined the Company as Washington sales office manager.
(5) The Shares were issued by the Company to each of Ms. Rivera and Mr. Stahl on February 28, 1998 as consideration in a merger of The CTI Authority, Inc., wholly-owned by Ms. Rivera and Mr. Stahl, with and into a wholly-owned subsidiary of the Company. Following the acquisition of The CTI Authority, Inc., Ms. Rivera and Mr. Stahl joined the Company as Vice President of Sales and Vice President of Merchandising, respectively, of this subsidiary.
(6) The Shares were issued by the Company to Mr. Vance on January 9, 1998 as the purchase price for all of the outstanding capital stock of P.O.S. ProVisions, Ltd. (Canada) held by Mr. Vance. Following the acquisition of P.O.S. ProVisions, Ltd. (Canada), Mr. Vance joined the Company as President of its Canadian subsidiary.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders have advised the Company that they intend to sell the Shares offered hereby from time to time in the over-the-counter market, including ordinary broker's transactions, in privately negotiated transactions, or through sales to one or more dealers for resale of such Shares as principals, at prevailing market prices at the time of sale, prices related to such prevailing market prices, or at negotiated prices satisfactory to the Selling Shareholders, or in any combination thereof. In effecting any public sales, brokers or dealers may arrange for other brokers or dealers to participate. Any such transaction may involve the payment of broker or dealer fees, commissions or other remuneration to be negotiated and paid by the Selling Shareholder at the time of the transaction.

     Until such time as the Shares are eligible for public sale by the Selling Shareholders under Rule 144 or Rule 145 under the 1933 Act, the Registration Statement of which this Prospectus forms a part must be current at the time any Selling Shareholder makes any public sale of Shares.

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

     The Company has agreed to pay all of the expenses of registering the Shares offered hereby (other than any underwriter or selling agent's discounts and commissions and fees and costs of legal counsel or other advisors to the Selling Shareholders). See "Selling Shareholders."


                                 LEGAL MATTERS

     Certain legal matters in connection with the securities to which this Prospectus relates have been passed upon for the Company by Nexsen Pruet Jacobs & Pollard, LLP, Columbia, South Carolina.

                                    EXPERTS

     The financial statements of ScanSource as of June 30, 1997 and 1996, and for each of the years in the three-year period ended June 30, 1997, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, have been so included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

     No dealer, salesman or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this Prospectus. Any information or representations not herein contained or incorporated by reference, if given or made, must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell securities or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy the securities by any person in any jurisdiction where such offer or solicitation is not authorized, or in which the person making such offer is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.



                           ------------------------

                               Table of Contents



                                                                         Page
                                                                         ----
Available Information.....................................................  2
Incorporation of Certain Documents by Reference...........................  2
The Company...............................................................  3
Risk Factors..............................................................  3
Use of Proceeds...........................................................  6
Selling Shareholders......................................................  6
Plan of Distribution......................................................  7
Legal Matters.............................................................  7
Experts...................................................................  8




                               SCANSOURCE, INC.



                                154,579 Shares



                                 Common Stock



                                 -------------
                                  PROSPECTUS
                                 -------------



                                 April  , 1998

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

  The expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Company, are estimated as follows:

SEC Registration Fee.................................................$   939
Printing Expenses....................................................  4,000
Legal Fees and Expenses..............................................  7,000
Accounting Fees and Expenses.........................................  2,000
Miscellaneous Expenses...............................................  1,061
                                                                     -------
        Total........................................................$15,000
                                                                     =======

Item 15.  Indemnification of Directors and Officers

  Except as hereinafter set forth, there is no statute, charter provision, bylaw, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which such person may incur in such person's capacity as such.

  Section 33-8-500 et seq. of the South Carolina Business Corporation Act of 1988, as amended (the "South Carolina Act"), provides the Registrant with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandates the indemnification of the Registrant's directors under certain circumstances. The Registrant's Bylaws also provide the Registrant with the power and authority to the fullest extent legally permissible under the South Carolina Act to indemnify its directors and officers, persons serving at the request of the Registrant or for its benefit as directors or officers of another corporation and persons serving as the Registrant's representatives or agents in certain circumstances. Pursuant to such authority and Bylaws provisions, the Registrant may purchase insurance against certain liabilities that may be incurred by it and its officers and directors.

Item 16.  Exhibits.

    Exhibit
    Number             Description
    ------             -----------

    5             --   Opinion of Nexsen Pruet Jacobs & Pollard, LLP.
   23.1           --   Consent of KPMG Peat Marwick LLP.
   23.2           --   Consent of Nexsen Pruet Jacobs & Pollard
                       (included in their opinion filed as Exhibit 5).

Item 17.  Undertakings.

              (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

                            Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                      (iii) To include any material information with respect to
                            the plan of distribution not previously disclosed in the Registration Statement or any material change to such information set forth in the Registration Statement;

                            provided, however, that paragraphs (a)(1)(i) and
                            (a)(1)(ii) do not apply if the Registration
                            Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this Offering.

          (b) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on April 24, 1998.

                         SCANSOURCE, INC.

                         By:  /s/ STEVEN H. OWINGS
                            --------------------------------------------------
                             Steven H. Owings
                             Chairman of the Board and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature        Title                                    Date
            ---------        -----                                    ----

    /s/ STEVEN H. OWINGS     Chairman of the Board and Chief      April 24, 1998
---------------------------  Executive Officer
        Steven H. Owings

    /s/ JEFFERY A. BRYSON    Chief Financial Officer and          April 24, 1998
---------------------------  Treasurer (principal financial and
        Jeffery A. Bryson    accounting officer)

   /s/ MICHAEL L. BAUR       President and Director               April 24, 1998
---------------------------
       Michael L. Baur

    /s/ STEVEN R. FISCHER    Director                             April 24, 1998
---------------------------
        Steven R. Fischer

    /s/ JAMES G. FOODY       Director                             April 24, 1998
---------------------------
        James G. Foody

                               INDEX TO EXHIBITS


Exhibit
Number          Description
------          -----------

5          --   Opinion of Nexsen Pruet Jacobs & Pollard, LLP.
23.1       --   Consent of KPMG Peat Marwick LLP.
23.2       --   Consent of Nexsen Pruet Jacobs & Pollard
                (included in their opinion filed as Exhibit 5).